UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                 Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CARBO CERAMICS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒No fee required.

☐Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

CARBO CERAMICS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Stockholders of CARBO Ceramics Inc.:

Notice is hereby given that the Annual Meeting of Stockholders of CARBO Ceramics Inc. will be held Tuesday, May 22, 2018, at 9:00 a.m. local time, at the Hotel Granduca, 1080 Uptown Park Boulevard, Houston, Texas 77056, for the following purposes:

1.	To elect six Directors, the names of whom are set forth in the accompanying proxy statement, to serve until the 2019 Annual Meeting of Stockholders.
2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.
3.	To approve, by advisory vote, the compensation of the named executive officers.
4.	To transact such other business as may properly be brought before the meeting.

Stockholders of record at the close of business on March 19, 2018 are the only stockholders entitled to notice of, and to vote at, the Annual Meeting of Stockholders. A complete list of stockholders entitled to vote at the Annual Meeting of Stockholders will be available for examination at the Company’s principal executive offices located at 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079, for a period of ten days prior to the Annual Meeting of Stockholders. This list of stockholders will also be available for inspection at the Annual Meeting of Stockholders and may be inspected by any stockholder for any purpose germane to the Annual Meeting of Stockholders.

It is important that your shares be represented at the meeting. Accordingly, even if you plan to attend the meeting in person, please complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope prior to the Annual Meeting of Stockholders or follow the Internet or telephone voting procedures described on the proxy card. If you attend the meeting and wish to vote in person, you may withdraw your proxy and vote in person. Your prompt consideration is greatly appreciated.

By Order of the Board of Directors,

/s/ Robert J. Willette

Robert J. Willette
Corporate Secretary

March 28, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 22, 2018: The Proxy Statement and Annual Report to Stockholders are available at www.carboannualmeeting.com.

CARBO CERAMICS INC.

575 N. Dairy Ashford, Suite 300

Houston, Texas 77079

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of CARBO Ceramics Inc. (the “Company”) for use at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held May 22, 2018, at 9:00 a.m. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Hotel Granduca, 1080 Uptown Park Boulevard, Houston, Texas 77056.

The Company’s principal executive offices are located at 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079. The telephone number at that address is (281) 921-6400.

Most stockholders (including participants in the Company stock fund in the Company’s Savings and Profit Sharing Plan) have a choice of granting their proxies by telephone, over the Internet or by using a traditional proxy card. You should refer to your proxy or voting instruction card to see which options are available to you and how to use them. The Internet and telephone voting procedures are designed to authenticate stockholders’ identities and to confirm that their instructions have been properly recorded.

The cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons, will be borne by the Company. The Company has retained D.F. King & Co., Inc. (“D.F. King”) to aid in the solicitation of proxies. It is estimated that the cost of D. F. King’s services will be approximately $8,000 plus expenses. In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone, electronic communication, or personal communication by employees of D.F. King and the Company. These proxy solicitation materials are being mailed and made available at www.carboannualmeeting.com on or about April 13, 2018 to all stockholders entitled to vote at the Annual Meeting.

A stockholder giving a proxy pursuant to this solicitation (including via telephone or via the Internet) may revoke it at any time before the Annual Meeting by delivering to the Corporate Secretary of the Company a written notice of revocation or a valid proxy (including via telephone or via the Internet) bearing a date later than the original proxy or by attending the Annual Meeting and voting in person.

Deadline for Receipt of Stockholder Proposals

Pursuant to regulations of the Securities and Exchange Commission (the “SEC”), in order to be included in the Company’s Proxy Statement for its 2019 Annual Meeting, stockholder proposals must be received at the Company’s principal executive offices located at, 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079, Attention: Corporate Secretary, no later than December 13, 2018, and must comply with additional requirements established by the SEC. In addition, the Company’s Second Amended and Restated By-Laws provide that any stockholder who desires either to bring a stockholder proposal before an annual meeting of stockholders or to present a nomination for Director at an annual meeting of stockholders must give advance notice to the Corporate Secretary of the Company with respect to such proposal or nominee. The Company’s Second Amended and Restated Bylaws generally require that written notice be delivered to the Corporate Secretary of the Company at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the anniversary of the preceding year’s annual meeting of stockholders and contain certain information regarding the stockholder desiring to present a proposal or make a nomination and, in the case of a nomination, information regarding the proposed Director nominee. For the 2019 Annual Meeting, the Corporate Secretary of the Company must receive written notice between January 22, 2019 and February 21, 2019 (both days inclusive). A copy of the Company’s Second Amended and Restated Bylaws is available upon request from the Corporate Secretary of the Company.

Record Date, Shares Outstanding and Voting

Only stockholders of record at the close of business on March 19, 2018 are entitled to notice of, and to vote at, the Annual Meeting. At the record date, 27,413,293 shares of the Company’s Common Stock were issued and outstanding and entitled to be voted at the meeting. The presence, in person or by proxy, of stockholders holding a majority of the shares of the Company’s Common Stock entitled to vote will constitute a quorum for the Annual Meeting.

Every stockholder is entitled to one vote for each share held with respect to each matter, including the election of Directors, which comes before the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of Directors. If a stockholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a stockholder fails to specify a choice with respect to such proposals, the proxy will be voted (i) FOR all Director nominees, (ii) FOR the ratification of the appointment of Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm, and (iii) FOR the advisory vote to approve the compensation of the named executive officers.

The affirmative vote of holders of a plurality of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote is required to elect each Director nominee. The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote is required for Proposal 2. With respect to the advisory proposal regarding the compensation of the named executive officers as disclosed in this proxy statement (Proposal 3), the proposal will be considered approved if it receives the affirmative vote of a majority of the shares of Common Stock cast on the resolution. This advisory vote is non-binding on the Company and the Board of Directors.

New York Stock Exchange (“NYSE”) rules permit brokers to vote for routine matters such as the ratification of the appointment of Ernst & Young without receiving instructions from the beneficial owner of the shares. NYSE rules prohibit brokers from voting on the election of Directors, executive compensation and other non-routine matters without receiving instructions from the beneficial owner of the shares. In the absence of instructions, the shares are viewed as being subject to “broker non-votes.” “Broker non-votes” will be counted for quorum purposes (as they are present and entitled to vote on the ratification of Ernst & Young’s appointment) but will not affect the outcome of any other matter being voted upon at the Annual Meeting. A broker or other nominee holding shares for a beneficial owner may not vote these shares in regard to the election of Directors (Proposal 1), or the advisory vote regarding the compensation of named executive officers (Proposal 3) without specific instructions from the beneficial owner. Abstentions are treated as present and entitled to vote and thus, will be counted in determining whether a quorum is present. Abstentions will have the effect of a vote cast against Proposal 2, but otherwise will not be counted as a vote cast and will not have an effect on the outcome of Proposals 1 and 3.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers use this process for proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold shares registered in your name, and the Company will promptly undertake to carry out your request. You can notify the Company by sending a written request to the Company at: CARBO Ceramics Inc., c/o Corporate Secretary, 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079, or by telephone at (281) 921-6400.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists as of March 19, 2018, with respect to each person who is known to the Company to be the beneficial owner of more than 5 percent of the outstanding shares of Common Stock of the Company, the name and address of such owner, the number of shares of Common Stock beneficially owned and the percentage such shares comprised of the outstanding shares of Common Stock of the Company. Except as indicated, each holder has sole voting and dispositive power over the listed shares. Percentage of beneficial ownership is based on 27,413,293 shares of Common Stock outstanding on March 19, 2018.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	%
Wilks Brothers, LLC(1)	3,614,914	12.9%
17010 Interstate 20 Cisco, Texas 76437
FMR LLC (2)	3,523,443	12.9%
245 Summer Street Boston, Massachusetts 02210
William C. Morris (3)	3,375,622	12.3%
60 East 42nd Street, Suite 3200 New York, New York 10165
BlackRock, Inc. (4)	2,810,505	10.3%
55 East 52nd Street New York, New York 10055

(1)

Based on a Schedule 13D/A filing with the SEC as of May 19, 2017, and information provided by Wilks Brothers, LLC with respect to subsequent transactions as of December 29, 2017, the following persons (acting as a group) reported the following: Wilks Brothers, LLC sole voting and dispositive power as to 3,614,915 shares of Common Stock, and Dan, Staci and Farris Wilks – shared voting and dispositive power as to 3,614,915 shares of Common Stock.  Includes 523,022 shares of Common Stock currently issuable upon exercise of a Warrant.

(2)

Based on a Schedule 13G/A filing with the SEC, as of December 31, 2017, FMR LLC reported sole voting power as to 1,160,000 shares of Common Stock and sole dispositive power as to 3,523,443 shares of Common Stock.

(3)

Based on a Schedule 13G/A filing with the SEC, as of December 31, 2017 and information provided by Mr. Morris as of March 20, 2018, Mr. Morris reported sole voting and dispositive power as to 3,160,659 shares of Common Stock. Also includes 214,963 shares of Common Stock held by Mr. Morris’ spouse, for which Mr. Morris shares voting and dispositive power.

(4)

Based on a Schedule 13G/A filing with the SEC, as of December 31, 2017, BlackRock, Inc. reported sole voting power as to 2,770,036 shares of Common Stock and sole dispositive power as to 2,810,505 shares of Common Stock.

The following table sets forth the number of shares of Common Stock of the Company beneficially owned by (i) each Director of the Company, (ii) each named executive officer of the Company, and (iii) Directors and all executive officers of the Company as a group, as of March 19, 2018. For purposes of this proxy statement, Gary A. Kolstad, Ernesto Bautista, III, Don P. Conkle, Robert J. Willette and Roger Riffey are referred to as the Company’s “named executive officers.” Except as indicated, each holder has sole voting and dispositive power over the listed shares. No current Director, nominee Director or executive officer has pledged any of the shares of Common Stock disclosed below. Percentage of beneficial ownership is based on 27,413,293 shares of Common Stock outstanding on March 19, 2018. The number and percentage of shares of Common Stock beneficially owned is determined under the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares of Common Stock for which a person has sole or shared voting power or investment power and also any shares of Common Stock that such person has a right to acquire within 60 days of March 19, 2018. Unless otherwise indicated in the footnotes, the address for each executive officer and Director is c/o CARBO Ceramics Inc., 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079.

	Amount and Nature of Beneficial Ownership		% of Common
	Currently Owned	Acquirable Within 60 Days	Stock Beneficially Owned
Directors
Sigmund L. Cornelius	23,700		*
Chad C. Deaton (2)	25,210		*
H. E. Lentz, Jr.	28,200		*
Randy L. Limbacher	27,192		*
Gary A. Kolstad (1)(3)	365,651		1.3%
William C. Morris (4)	3,375,622		12.3%
Other Named Executive Officers
Ernesto Bautista, III (1)	102,789		*
Don P. Conkle (1)	124,734		*
Robert J. Willette (1)	14,679		*
Roger Riffey (1)	58,395		*
Directors and All Executive Officers as a Group (10 persons) (1)(2)(3)(4)	4,146,172		15.1%

*	Less than 1%.
(1)

Shares shown above for Messrs. Kolstad, Bautista, Conkle, Willette and Riffey include 100,001, 44,109, 55,531, 40,065, and 32,079 shares of unvested restricted stock, respectively, for which the holder has sole voting but no dispositive power.

(2)	Shares shown as beneficially owned by Mr. Deaton include 4,360 shares of Common Stock held jointly with his spouse.
(3)	Shares shown as beneficially owned by Mr. Kolstad includes 2,750 shares of Common Stock held jointly with his spouse, with whom Mr. Kolstad shares voting and dispositive power.
(4)	Shares shown as beneficially owned by Mr. Morris include 214,963 shares of Common Stock held by his spouse.

ELECTION OF DIRECTORS (PROPOSAL NO. 1)

Nominees. A board of six Directors is to be elected at the meeting. Each Director elected to the Board will hold office until the next Annual Meeting or until his or her successor has been elected and qualified. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the six nominees named below, all of whom are presently Directors of the Company. In the event that any nominee is unable or declines to serve as a Director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy, unless the size of the Board is reduced. The proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. It is not expected that any nominee will be unable or will decline to serve as a Director. Biographical information regarding each nominee is set forth below, as well as a summary of the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the nominee should serve as a Director of the Company. Each nominee’s experience and understanding is evaluated in determining the overall composition of the Board.

Name (Age)	Business Experience During Past 5 Years and Other Information	Director Since

William C. Morris (79)

Mr. Morris currently serves as Chairman of the Board of the Company. Mr. Morris is also currently Chairman of the Board of Clysar, LLC (a Clinton, Iowa manufacturer of polyolefin shrink wrap), and of Gulf Coast Supply & Manufacturing, LLC (a Florida metal roofing manufacturer). From December 1988 until November 2008, he served as Chairman of the Board of Directors of J. & W. Seligman & Co. Incorporated (a New York-based investment advisory firm); Chairman of the Board of Tri-Continental Corporation; and Chairman of each of the investment companies in the Seligman Group of Funds. Mr. Morris has extensive experience in the areas of corporate finance, mergers and acquisitions, and strategic planning. He also possesses a strong understanding of corporate governance matters. In addition, his long tenure as a Director of the Company is of particular value to the Board in the course of its discussions and deliberations.

1987

Sigmund L. Cornelius (63)

Since April 1, 2014, Mr. Cornelius has served as President and Chief Operating Officer of Freeport LNG, L.P. (a Texas-based owner and operator of a liquefied natural gas receiving and regasification terminal). From October 2008 until December 2010, he served as Senior Vice President, Finance, and Chief Financial Officer of ConocoPhillips (a Houston-based energy company). Prior to that, he served as Senior Vice President, Planning, Strategy and Corporate Affairs of ConocoPhillips from September 2007, having previously served as President, Exploration and Production — Lower 48 from 2006. He served as President, Global Gas of ConocoPhillips from 2004 to 2006, and prior to that served as President, Lower 48, Latin America and Midstream from 2003. Mr. Cornelius retired from ConocoPhillips in December 2010 after 30 years of service with the company. Mr. Cornelius currently serves as a Director of Andeavor Logistics and various Freeport LNG entities, and was a Director of DCP Midstream GP, LLC from November 2007 to October 2008, USEC Inc. from 2011 to 2014, N. Source Inc. from 2011 to 2015, Columbia Pipeline Group, Inc. from 2015 to 2016, Parallel Energy Trust from 2011 to 2016 and Western Refining, Inc. from 2012 to 2017.  Mr. Cornelius has significant domestic and international executive experience in the Exploration and Production industry, which is the primary end user of the Company’s products and services. In addition, as the former CFO of a public company, he has extensive experience and skills in the areas of corporate finance, accounting, strategic planning and risk oversight.

2009

Name (Age)	Business Experience During Past 5 Years and Other Information	Director Since

Chad C. Deaton (65)

Mr. Deaton served as Executive Chairman of the Board of Baker Hughes Incorporated, a Houston-based oilfield services company, from January 2012 until his retirement on April 25, 2013. Prior to that, he served as Chairman,

President and Chief Executive Officer from October 2004 until January 2012. From August 2002 to October 2004, he served as President, Chief Executive Officer and a Director of the Hanover Compressor Company (a Houston-based natural gas compression package supplier). Mr. Deaton was employed in a variety of positions by Schlumberger Oilfield Services and/or its affiliates from 1976 through 2001. Mr. Deaton currently serves as a director of Ariel Corporation (a private corporation), Air Products and Chemicals Inc., Transocean Ltd. and Marathon Oil Corporation. Mr. Deaton also served as a director of the Company from 2004-2009.

2013

Gary A. Kolstad (59)

Mr. Kolstad was appointed by the Board of Directors to serve as President and Chief Executive Officer and a Director of the Company, effective as of June 1, 2006. Mr. Kolstad was previously employed by Schlumberger from 1985 to mid-2006, where he served as Vice President, Global Accounts for Schlumberger Oilfield Services and led Schlumberger’s U.S. Onshore business unit as Vice President, Oilfield Services. Mr. Kolstad has a Bachelor of Science degree in Petroleum Engineering and a strong executive background in the oil field services business. He also has a solid understanding of global operations and strategic planning.

2006

H. E. Lentz, Jr. (73)

From June 2009 to May 2011, Mr. Lentz served as a Managing Director of Lazard Frères & Co. (an investment banking firm). Formerly, he served as a Managing Director of Barclays Capital, an investment banking firm and successor to Lehman Brothers, from September 2008 to March 2009; a Managing Director of Lehman Brothers from 1993 to 2002; consultant to Lehman Brothers in 2003 and an Advisory Director of Lehman Brothers from 2004 to 2008. He also served as the non-executive Chairman of the Board of Rowan Companies plc, from 2010 to 2014 and as a Director of Peabody Energy Corporation from 1998 to 2017.  He currently serves as a Director of Macquarie Infrastructure Company and WPX Energy, Inc. Mr. Lentz has significant experience in the areas of corporate finance, mergers and acquisitions and strategic planning.  As a Director of two other public companies, he also has experience in the area of corporate governance.

2003

Randy L. Limbacher (59)

Since June 2017, Mr. Limbacher has been Chief Executive Officer of Meridian Energy LLC (a Houston based energy advisory firm). From April 2013 until December 2015, Mr. Limbacher served as President, Chief Executive Officer and a Director of Samson Resources Corporation, a Tulsa-based oil and natural gas company, which filed for Chapter 11 protection in September 2015. Mr. Limbacher served as Vice Chairman of the Board of Directors of Samson from December 2015 until the company emerged from bankruptcy in March 2017.  From November 2007 until February 2013, Mr. Limbacher served as President and Chief Executive Officer and a Director of Rosetta Resources, Inc., a Houston-based oil and natural gas company. From February 2010 until February 2013, Mr. Limbacher also served as Chairman of the Board of Rosetta. From April 2006 until November 2007, Mr. Limbacher held the position of President, Exploration and Production — Americas for ConocoPhillips, a Houston-based energy company. Prior to that time, Mr. Limbacher spent over twenty years with Burlington Resources Inc., a Houston-based oil and natural gas company, where he served as Executive Vice President and Chief Operating Officer from 2002 until it was acquired by ConocoPhillips in April 2006. He was a Director of Burlington Resources from January 2004 until the sale of the company. Mr. Limbacher has significant executive experience in the oil and natural gas industry. He also possesses skills in the area of strategic planning.

2007

The Board of Directors recommends a vote “FOR” the election of each of the nominees for Director named in this proxy statement.

The Board has determined that each of the following Directors is independent within the meaning of the applicable rules of the SEC and the listing standards of the NYSE:

William C. Morris

Sigmund L. Cornelius

Chad C. Deaton

H. E. Lentz, Jr.

Randy L. Limbacher

The Board has evaluated the independence of the members of the Board under the independence standards promulgated by the NYSE. In conducting this evaluation, the Board and Audit Committee considered transactions and relationships between each Director nominee or his immediate family and the Company to determine whether any such transactions or relationships were material and, therefore, inconsistent with a determination that each such Director nominee is independent. Based upon that evaluation, the Board determined that Messrs. Morris, Cornelius, Deaton, Limbacher and Lentz have no material relationship with the Company and, as a result, are independent. In determining the independence of Mr. Morris, the Board specifically considered that the Company reimburses Directors for direct expenses incurred in connection with Company-related travel, and that Mr. Morris may travel on Company business by means of a private aircraft owned by Mr. Morris. The Board concluded that such expense reimbursements are not inconsistent with a determination that Mr. Morris is independent. In determining independence, the Board also considered the obligation of the Company to make interest payments to Mr. Morris on an unsecured, subordinated loan made by Mr. Morris to the Company.  The Board concluded that such interest payments (and the existence of the loan upon which it was made) are not inconsistent with a determination of the independence of Mr. Morris.

Please see the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for information about the Company’s executive officers.

Interested parties may contact the Board, or the non-management Directors as a group, at the following address:

Board of Directors

or

Non-Management Directors

c/o CARBO Ceramics Inc.

575 N. Dairy Ashford

Suite 300

Houston, Texas 77079

Communications may also be sent to individual Directors at the above address. Communications to Directors will be reviewed and referred in compliance with the Procedures for Unsolicited Communications, as approved by the Nominating and Corporate Governance Committee of the Board on July 12, 2004 (which comprise a majority of the Board’s independent Directors). Communications to the Board, the non-management Directors or any individual Director that relate to the Company’s accounting, internal accounting controls or auditing matters will also be referred to the Chairman of the Audit Committee. Other communications will be referred to the appropriate Committee chairman and may also be sent, as appropriate, to the Company’s Chief Compliance Officer.

BOARD OF DIRECTORS, COMMITTEES OF THE BOARD OF DIRECTORS AND

MEETING ATTENDANCE

The Board met seven times and took action by unanimous written consent three times during the last fiscal year. Each Director attended at least 75 percent of all meetings of the Board and the Committees of which such Director is a member. Although there is no formal policy as to Director attendance at the Annual Meeting, all Directors attended the 2017 Annual Meeting and all are anticipated to attend the 2018 Annual Meeting as well.

The primary function of the Board is oversight, which includes among other matters, oversight of the principal risk exposures of the Company. To assist the Board in this role, the Audit Committee periodically requests the Company’s internal auditor to conduct a review of enterprise risks associated with the Company. The internal audit firm reports its findings and assessments to the Audit Committee, which then reports the findings to the Board as a whole.

Pursuant to the Company’s Corporate Governance Guidelines, the offices of Chairman of the Board and Chief Executive Officer are currently separated. The positions of the Chairman of the Board and the Chief Executive Officer are not held by the same person and the Chairman of the Board is not an employee of the Company. The Board views this separation as a means to allow the Board to fulfill its role in risk oversight through a collaborative, yet independent, interaction with Company management.

The Board has an Audit Committee currently comprised of four members and a Compensation Committee and a Nominating and Corporate Governance Committee, each of which is currently comprised of five members. Each of these Committees has a charter, each of which is available free of charge on the Company’s website at www.carboceramics.com (together with the Company’s Corporate Governance Guidelines) or by writing to the Company at: CARBO Ceramics Inc., c/o Corporate Secretary, 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079. The Board votes annually on the membership and chairmanship of all Committees.

Audit Committee. The Audit Committee currently consists of Sigmund L. Cornelius (Chairman), Chad C. Deaton, H. E. Lentz, Jr., and Randy L. Limbacher. The Committee met nine times during the last fiscal year. The Board has determined that all of the members of the Audit Committee are independent within the meaning of the applicable rules of the SEC and the listing standards of the NYSE. The Board has also determined that Sigmund L. Cornelius meets the requirements for being an “audit committee financial expert,” as that term is defined by applicable SEC and NYSE rules. The Audit Committee appoints and retains the Company’s independent registered public accounting firm, approves the fee arrangement and scope of the audit, reviews the financial statements and the independent registered public accounting firm’s report, considers comments made by the independent registered public accounting firm with respect to the Company’s internal control structure and reviews internal accounting procedures and controls with the Company’s financial and accounting staff. The Audit Committee also conducts the review of the non-audit services provided by the independent registered public accounting firm to determine their compatibility with its independence. The Audit Committee reviews the independent registered public accounting firm’s performance, qualification and quality control procedures and establishes policies for: (i) the pre-approval of audit and permitted non-audit services by the independent registered public accounting firm; (ii) the hiring of former employees of the independent registered public accounting firm; and (iii) the submission and confidential treatment of concerns from employees or others about accounting, internal controls, auditing or other matters.

The Audit Committee reviews with management the Company’s disclosure controls and procedures and internal control over financial reporting and the processes supporting the certifications of the Chief Executive Officer and Chief Financial Officer. It also reviews with management and the Company’s independent registered public accounting firm the Company’s critical accounting policies. The Audit Committee reviews the Company’s annual and quarterly SEC filings and other related Company disclosures. The Audit Committee reviews the Company’s compliance with the Code of Business Conduct and Ethics as well as other legal and regulatory matters. In performing these duties, the Audit Committee has full authority to: (i) investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company; (ii) retain outside legal, accounting or other consultants to advise the Committee; and (iii) request any officer or employee of the Company, the Company’s in-house or outside counsel, internal audit service providers or independent registered public accounting firm to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Compensation Committee. The Compensation Committee currently consists of H. E. Lentz, Jr. (Chairman), Sigmund L. Cornelius, Chad C. Deaton, Randy L. Limbacher and William C. Morris. The Committee met four times and took action by unanimous written consent once during the last fiscal year. The Board has determined that all of the members of the Compensation Committee are independent within the meaning of the listing standards of the NYSE. The Compensation Committee (i) establishes policies relating to the compensation of the non-employee Directors, officers and key management employees of the Company; (ii) reviews and approves the compensation of the non-employee Directors, officers and the President and Chief Executive Officer; (iii) reviews payment estimates with respect to cash incentive compensation awards for non-officer employees; (iv) oversees the administration of the Company’s equity compensation plans; and (v) reviews and approves periodically, but no less than annually, the Company’s compensation goals and objectives with respect to its officers, including oversight of the risks associated with the Company’s compensation programs. The Compensation Committee also evaluates and approves post-service arrangements with management and establishes and reviews periodically the Company’s perquisite policies for management and Directors.

In performing its duties, the Compensation Committee has ultimate authority and responsibility to engage and terminate any compensation consultant, legal counsel or other adviser (together “advisers”) to assist in determining appropriate compensation levels for the Chief Executive Officer or any other member of the Company’s management and to approve the terms of any such engagement and the fees of any such adviser. For 2017, Frederic W. Cook & Co., Inc. (“FW Cook”) was engaged by the Committee to provide compensation consulting services in connection with the review of executive compensation. FW Cook did not provide any other services to the Company in 2017. In addition, the Committee has full access to any relevant records of the Company and may also request that any officer or other employee of the Company (including the Company’s senior compensation or human resources executives), the Company’s in-house or outside counsel, or any other person meet with any members of, or consultant to, the Committee. In addition to information provided by outside compensation consultants, the officers of the Company may also collect peer group compensation data for review by the Committee.

The Committee sets the compensation policy for the Company as a whole and specifically decides all compensation matters related to the officers of the Company. The Committee has delegated to its Chairman the ability to grant interim equity awards to non-officer employees of the Company under the stockholder-approved equity plans of the Company in an amount not to exceed $100,000 of Common Stock per employee award, with such awards to be reported to the full Committee at its next meeting.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee currently consists of William C. Morris (Chairman), Sigmund L. Cornelius, Chad C. Deaton, Randy L. Limbacher, and H. E. Lentz, Jr. The Nominating and Corporate Governance Committee acted unanimously in recommending the nomination of the Directors in Proposal No. 1. The Committee met three times during the last fiscal year. The Board has determined that all of the members of the Nominating and Corporate Governance Committee are independent within the meaning of the listing standards of the NYSE. The Nominating and Corporate Governance Committee establishes the Company’s corporate governance principles and guidelines. These principles and guidelines address, among other matters, the size, composition and responsibilities of the Board and its Committees, including their oversight of management. The Committee also advises the Board with respect to the charter, structure and operation of each Committee of the Board. The Nominating and Corporate Governance Committee oversees the evaluation of the Board and officers of the Company and reviews and periodically reports to the Board on matters concerning Company succession planning. The Committee has full access to any relevant records of the Company and may retain outside consultants to advise it. The Committee has the ultimate authority and responsibility to engage or terminate any outside consultant to identify Director candidate(s) and to approve the terms and fees of such engagement of any such consultant. The Committee may also request that any officer or other employee of the Company, the Company’s outside counsel, or any other person meet with any members of, or consultants to, the Committee.

The Company’s Board has charged the Nominating and Corporate Governance Committee with identifying individuals qualified to become members of the Board and recommending Director nominees for each Annual Meeting, including the recommendation of nominees to fill any vacancies on the Board. The Nominating and Corporate Governance Committee considers Director candidates suggested by its members, other Directors, officers and stockholders. Stockholders desiring to make such recommendations should timely submit the candidate’s name, together with biographical information and the candidate’s written consent to be nominated and, if elected, to serve to: Chairman, Nominating and Corporate Governance Committee of the Board of Directors of CARBO Ceramics Inc., 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079. To assist it in identifying Director candidates, the Committee is also authorized to retain, at the expense of the Company, third party search firms and legal, accounting, or other advisors, including for purposes of performing background reviews of potential candidates. The Committee provides guidance to search firms it retains about the particular qualifications the Board is then seeking.

All Director candidates, including those recommended by stockholders, are evaluated on the same basis. Candidates are selected for their character, judgment, business experience and specific areas of expertise, among other relevant considerations, such as the requirements of applicable law and listing standards (including independence standards) and diversity of membership. While the Company’s Corporate Governance Guidelines do not prescribe diversity standards, as a matter of practice, the Nominating and Corporate Governance Committee considers diversity in the context of the Board as a whole, taking into account personal characteristics and experience of current and prospective Directors in order to facilitate Board deliberations that reflect an appropriate range of perspective. The Board of Directors recognizes the importance of soliciting new candidates for membership on the Board of Directors and that the needs of the Board of Directors, in terms of the relative experience and other qualifications of candidates, may change over time. In determining the needs of the Board of Directors and the Company, the Nominating and Corporate Governance Committee considers the qualifications of sitting Directors and consults with the Board of Directors, the Chief Executive Officer and certain other officers and, where appropriate, external advisors. All Directors are expected to exemplify the highest standards of personal and professional integrity and to assume the responsibility of challenging management through their active and constructive participation and questioning in meetings of the Board of Directors and its various Committees, as well as in less formal contacts with management. Director candidates, other than sitting Directors, are interviewed at the direction of the Committee, which may include (at the Committee’s direction) interviews by the Chairman of the Board of Directors, other Directors, the Chief Executive Officer and certain other officers, and the results of those interviews are considered by the Committee in its deliberations.

The members of the Nominating and Corporate Governance Committee constitute all of the non-management Directors on the Company’s Board of Directors. As the Chairman of the Nominating and Corporate Governance Committee, William C. Morris serves as the presiding Director for non-management executive sessions of these Directors.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company has adopted a Code of Business Conduct and Ethics that applies to its Directors and employees, including its Chief Executive Officer, Chief Financial Officer and Controller. The Code of Business Conduct and Ethics, including future amendments, is available free of charge on the Company’s website at www.carboceramics.com or by writing to the Company at: CARBO Ceramics Inc., c/o General Counsel, 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079. The Company will also post on its website any amendment to or waiver under the Code of Business Conduct and Ethics granted to any of its Directors or executive officers. No such waivers were requested or granted in 2017.

CERTAIN RELATED PARTY TRANSACTIONS

The Audit Committee reviews related person transactions in accordance with the Company’s Code of Business Conduct and Ethics and applicable SEC guidelines. Such reviews are conducted periodically, but no less frequently than annually, and are reflected in the minutes of the Audit Committee meetings. In accordance with Company policies, directors, officers and employees, and their family members, may not engage in transactions that create conflicts of interest with the Company. Each of our directors and executive officers is instructed and periodically reminded to inform the General Counsel or Chief Financial Officer of any potential related party transactions. In addition, each such director and executive officer completes a questionnaire on an annual basis designed to elicit information about any potential related party transactions. Moreover, through its accounting department, management conducts an annual review of accounting records for potential related party transactions. Based on the information provided from all relevant sources, the General Counsel evaluates potential conflicts. The Chief Financial Officer or General Counsel, as the case may be, brings relevant transactions to the attention of the Audit Committee. The Audit Committee then considers those transactions in accordance with its charter and reports to the Board on its conclusions and recommendations, with any members involved in the subject transaction abstaining from discussion and voting. The Audit Committee takes into account, among other things, the details of the transaction, whether the transaction was voluntarily disclosed in advance or as soon as the conflict became apparent, whether the terms are fair to the Company, whether there are genuine business reasons for the Company to enter into the transaction, and the opinion of counsel whether the transaction represents an improper conflict for any director or executive officer.

In May 2016, the Company received proceeds of $25.0 million from the issuance of separate unsecured Promissory Notes (the “Notes”) to Director William C. Morris and Robert S. Rubin, who was then a Director, in the principal amounts of $20.0 million and $5.0 million respectively.  Each Note matures on April 1, 2019 and bears interest at 7.00 percent.

On March 2, 2017, the Company entered into an Amended and Restated Credit Agreement (the New Credit Agreement) with our shareholder Wilks Brothers, LLC (“Wilks”) to replace our current term loan with Wells Fargo Bank, National Association (“Wells Fargo”) and provide the Company with additional liquidity for a longer term. The New Credit Agreement is a $65.0 million facility maturing on December 31, 2022, that consists of a $52,651,000 term loan made at closing to pay off Wells Fargo and an additional term loan of $12,349,000 that was made to the Company after the Company satisfied certain post-closing conditions. The Company’s obligations bear interest at 9.00 percent and are guaranteed by its two domestic operating subsidiaries. No principal repayments are required until maturity (except in unusual circumstances), and there are no financial covenants. In lieu of making cash interest payments, the Company has the option during the first two years of the loan to make interest payments as payment-in-kind, or PIK, by applying an 11.00 percent rate to the interest payment due (instead of the 9.00 percent cash interest rate) and capitalizing the resulting amount to the outstanding principal balance of the loan.  The loan cannot be prepaid during the first three years without making the lenders whole for interest that would have been payable over the entire remaining term of the loan. The Company’s obligations under the New Credit Agreement are secured by: (i) a pledge of all accounts receivable and inventory, (ii) cash in certain accounts, (iii) domestic distribution assets residing on owned real property, (iv) the Company’s Marshfield, Wisconsin and Toomsboro, Georgia plant facilities and equipment, and (v) certain real property interests in mines and minerals. Other liens previously in favor of Wells Fargo were released. As of March 19, 2018, $65,000,000 principal amount is outstanding.

On March 2, 2017, in connection with entry into the New Credit Agreement, the Company issued a Warrant (the “Warrant”) to Wilks.  Subject to the terms of the Warrant, the Warrant entitles the holder thereof to purchase up to 523,022 shares of the Common Stock, at an exercise price of $14.91 per share, payable in cash.  The Warrant expires on December 31, 2022.

On March 2, 2017, in connection with the New Credit Agreement, the Notes were amended to provide for payment-in-kind, or PIK, interest payments until the lenders under the New Credit Agreement receive two consecutive semi-annual cash interest payments.  The Company made PIK interest payments on the Notes in the amount of $1.6 million and $0.4 million, respectively, in 2017, and capitalized the resulting amount to the outstanding principal balances.  As of March 19, 2018, the outstanding principal balance was $21.6 million and $5.4 million, respectively.

DIRECTOR COMPENSATION

The following table sets forth information regarding the compensation of the Company’s non-employee Directors. Mr. Kolstad did not receive any additional compensation for his service on the Board in 2017. Compensation received by Mr. Kolstad in his capacity as President and Chief Executive Officer is disclosed under “Compensation of Executive Officers” below.

Director Compensation for Fiscal Year 2017

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Sigmund L. Cornelius	60,000	80,002	—	—	—	—	140,002
Chad C. Deaton	48,000	80,002	—	—	—	—	128,002
James B. Jennings (2)	24,000	80,002	—	—	—	—	104,002
H. E. Lentz, Jr.	60,000	80,002	—	—	—	—	140,002
Randy L. Limbacher	50,000	80,002	—	—	—	—	130,002
William C. Morris	66,000	—	—	—	—	—	66,000
Robert S. Rubin	50,000	80,002	—	—	—	—	130,002

(1)

Amounts shown represent the value of the 8,753 shares of stock granted to each director, excluding Mr. Morris, who elected to receive 0 shares, on May 17, 2017, the first business day after last year’s Annual Meeting, computed by multiplying the closing price of the Company’s stock on the date of grant by the number of shares subject to the grant.

(2)	Mr. Jennings left the Board of Directors on May 16, 2017.

Cash Fees. Directors who are not employees of the Company are paid a quarterly cash retainer of $10,000 plus $2,000 for each meeting of the Board of Directors that they attend. Non-employee Directors also receive $1,000 for each Committee meeting that they attend that does not immediately precede or follow a meeting of the Board of Directors. Effective July 1, 2016, the Directors voluntarily and temporarily reduced their quarterly cash retainers to $8,000.  In addition to their compensation as Directors, the Chairmen of the Audit and Compensation Committees each receive $10,000 annually as compensation for their service as Chairmen of these Committees. The Chairman of the Nominating and Corporate Governance Committee does not currently receive a separate payment for service as Chairman of this Committee. In addition to his compensation as a Director, the Chairman of the Board of Directors receives $20,000 annually as compensation for his service as Chairman of the Board. All Directors are reimbursed for out-of-pocket expenses incurred by them in attending meetings of the Board of Directors and its Committees and otherwise in performing their duties. All retainers and meeting attendance payments are paid quarterly. Additionally, payments of annual compensation amounts are paid quarterly in equal installments.

Equity Awards. Each newly elected or appointed non-employee Director receives a grant of 2,000 shares of restricted stock on the first day he or she is elected or appointed as a non-employee Director. In each case, one third of the shares of such restricted stock grant generally vests on each anniversary of the grant date provided the grantee is still serving as a Director on each such anniversary. In the event the Director’s service with the Company terminates prior to the applicable vesting date, other than as a result of such Director’s death or disability, all restricted shares are immediately forfeited. However, if the Director’s service is terminated due to his or her death or disability, then such unvested shares immediately vest. The terms of the grants also provide for accelerated vesting upon a change in control of the Company. For more information regarding such accelerated vesting, see “Potential Termination and Change in Control Payments” below.

Each non-employee Director who is serving in such capacity on the first business day after each Annual Meeting of Stockholders receives an annual grant of Common Stock with a market value of $100,000 as of such date (each, an “Annual Director Stock Grant”). However, in consideration of numerous cost reduction efforts being undertaken by the Company, in March 2016 the Board of Directors voluntarily and temporarily reduced the value of the Annual Director Stock Grant from $100,000 to $80,000 for 2016 and 2017. Mr. Morris waived his 2016 and 2017 Annual Director Stock Grants altogether.  In 2017, each non-employee Director (other than Mr. Morris) received 8,753 shares of Common Stock as an Annual Director Stock Grant.

Stock Ownership Requirements. Each non-employee Director is required to hold a minimum amount of shares of Common Stock (including shares of restricted stock) equal to the sum of 2,000 shares plus the number of shares received as Annual Director Stock Grants, so long as he or she is a member of the Board of Directors. Each non-employee Director currently meets this requirement.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Introduction. The Compensation Discussion and Analysis (“CD&A”) details the objectives and design of our executive compensation program. The CD&A includes the compensation provided to our named executive officers (“NEOs”) who are listed below and named in the Summary Compensation Table.

Gary A. Kolstad	President and Chief Executive Officer
Ernesto Bautista, III	Vice President and Chief Financial Officer
Don P. Conkle	Vice President of Marketing and Sales
John Bakht[1]	Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer
Roger L. Riffey	Vice President, Manufacturing

(1) John Bakht resigned effective June 2017, however, pursuant to the relevant SEC regulations, he is included in the CD&A.

Our Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer, Robert J. Willette, is also one of the Company’s NEOs; however, pursuant to the instructions to the relevant SEC regulations, disclosure of Mr. Willette’s 2017 compensation is not required because his total compensation did not exceed $100,000.  Mr. Willette joined the Company on October 1, 2017.

General Overview of Industry Context. In fiscal 2017, oilfield service companies continued to experience considerable cost pressure driven by the historically severe industry downturn that began in late 2014. Our primary end users, exploration and production (“E&P”) operators, continued a movement to reduce capital budgets, which impacted the type of oilfield products and services in demand.  The purchasing decisions of E&P companies that prioritize initial cost over enhancement technologies have a negative impact on oilfield service companies such as CARBO. Due to the economic pressures of the depressed commodity price, some of our E&P clients opted for alternative proppants that differ from the products that have historically been our core competencies. In order to stay viable in the depressed market, CARBO responded with a significant change in strategy and rapid execution by our management team.

The graph below illustrates the relationship over the past four years between the price of crude and the performance of oilfield service companies, as represented below by the S&P SmallCap 600 Oil & Gas Equipment & Services Index.  During 2017, performance for oil and gas equipment and services companies has not improved at the same rate as the price of crude.

How We Responded to Industry Challenges. To emerge from the significant and prolonged oil and gas industry downturn, we established a multi-year transformational strategy to build a more enduring company with a diversified product offering. We accelerated growth in oilfield ceramic technology products, industrial ceramics, oilfield sand and environmental product revenues, with our revenue streams coming from both the oil and gas sector and industrials. By leveraging our leading technology, experienced operating personnel, marketing and sales expertise, and existing asset base, we began executing our transformational strategy.

In 2017, CARBO’s total revenue grew by 83 percent. As evidence of our responsiveness to market demand and focus on a diversified product offering, base ceramic revenue represented approximately 30 percent of the Company’s total revenue, whereas historically it had represented over 80 percent.

We pursued new business opportunities utilizing an ‘asset-lite’ business model resulting in increased sand revenue.  We continue to seek to optimize both our inventory product levels and our logistics infrastructure.  We also redistributed production across our manufacturing plants.  As a result of these efforts, CARBO reached cash neutrality in the last quarter of 2017.  These strategic actions demonstrate our responsiveness to market challenges and our commitment to position the Company for optimal returns to our stockholders.

Pay and Performance Alignment: CEO Granted vs. Realized Pay. Pay and performance alignment is a primary objective of our compensation program. In line with this objective, the total realized value of our executive officers’ pay reflects the impact of challenging industry conditions. As a result, the realized value of our NEOs’ compensation has been meaningfully less than the amounts reported in the proxy statement compensation tables.  The following chart illustrates this relationship by comparing our CEO’s granted and realized pay over the prior three years.

While granted pay increased in fiscal 2017, realized pay has been relatively constant and reflects the challenging market conditions.

Note: Granted pay reflects base salary, actual bonus payouts, and the grant date value of restricted stock, cash-settled restricted stock units and cash-based performance units for the years reported. Realized pay reflects base salary, actual bonus payouts, the value of vested restricted stock following the expiration of the two-year holding period, and the value of cash-based performance units based on projected payouts.

2017 Say-on-Pay Vote, Stockholder Engagement and Company Response. CARBO is committed to keeping our stockholders apprised of our business results. Our investor relations group meets regularly, both with stockholders and analysts as requested. During the Company’s 2017 Annual Meeting of Stockholders, our stockholders supported the executive compensation program with 98 percent of the votes cast in favor. In line with our commitment to continually be responsive to both stockholders and market conditions, we took the following compensation actions in 2017:

•	Restored base salaries to pre-reduction levels and provided modest increases to promote retention in light of industry conditions.
•	Withheld 30% of 2017 bonus payment subject to meeting Q3 2018 cash balance goal.
•	Changed annual incentive plan metrics to align with strategic imperatives; metrics for 2017 were EBITDA, industrial revenue growth, pounds of sand sold, and total revenue.
•	Determined to grant a portion of our restricted stock awards in cash-settled restricted stock units to conserve the use of available shares under the 2014 Omnibus Plan (as defined below).

Compensation Best Practices

The Company’s compensation program has been designed to support a strong governance model. Key elements of the program in support of this objective include:

	What We Do		What We Don’t Do
✓	Determine annual incentive compensation based upon the achievement of pre-established performance goals	x	No tax gross ups
✓	Determine long-term performance awards payouts based upon the achievement of pre-established performance goals	x	No short-term or speculative trading of Company stock
✓	Target the market median for all elements of compensation	x	No excessive perquisites
✓	Maintain robust stock holding requirements	x	No re-pricing of incentive awards
✓	Maintain a clawback policy for executive incentive awards	x	No supplemental retirement plans
✓	Evaluate the risk of our compensation program annually
✓	Use an independent compensation consultant
✓	Follow a Compensation Committee charter
✓	Hold regular executive sessions of the Compensation Committee without management present

Competitive Market Position and Peer Group

To further emphasize the alignment between Company performance and executive pay and to ensure compensation is competitive, the Compensation Committee targets the 50th percentile for total compensation (base salary and short-term and long-term incentives), as reflected by various sources of compensation data (“Market Data”). The Market Data, provided to the Committee by Frederic W. Cook & Co., Inc. (“FW Cook”), the Company’s independent compensation consultant, includes compensation information from the Company’s peer companies as well as other broad-based compensation survey sources selected by FW Cook.

For purposes of setting 2017 compensation, the peer group companies (“Similar Companies”) used by the Committee included the following companies:

Basic Energy Services, Inc. (1)	C&J Energy Services, Inc. (1)
Core Laboratories N.V.	Dril-Quip, Inc.
Flotek Industries, Inc.	Forum Energy Technologies
GulfMark Offshore, Inc.	Hornbeck Offshore Services, Inc.
ION Geophysical Corporation	Newpark Resources, Inc.
RPC, Inc.	TESCO Corporation
Unit Corporation

(1)	Filed for bankruptcy during measurement period. Because compensation data was available and to maintain consistency within our peer group, we included these companies in our analysis.

Our peer group was selected based on companies that broadly represent related drilling and oilfield services businesses and are of reasonably comparable revenue size to CARBO.  None of the companies included in our peer group represent our direct competitors, as our direct competitors do not have publicly available compensation or performance data.  When CARBO recruits executive talent, the primary source for recruiting is technically-oriented oilfield service companies.  While some of these companies have larger market capitalizations, these companies represent the market in which we most directly compete for qualified professionals. As a whole, our peer group reflects companies with related operations, of reasonably similar size, and with which we compete for talent.

Objectives and Elements of Compensation

The goal of the Company’s compensation program is to help attract and retain qualified executive talent and to strengthen the alignment between executives and stockholders’ interests, enhancing stockholder value. To achieve this goal, the Compensation Committee’s decisions are guided by the following principles: provide a competitive compensation package; relate compensation to the performance of the Company and the individual; and align employee objectives with the objectives of stockholders by encouraging executive stock ownership.

In order to achieve these objectives, the Committee has combined current and deferred cash compensation with equity-based compensation. The Company’s compensation program for executive officers consists of:

•	base salary;
•

performance-based annual incentive payments, which in 2017 were based upon the Company’s annual net income (loss), interest, income taxes, depreciation and amortization (“EBITDA”), industrial revenue growth, pounds of sand sold, and total revenue;

•	long-term incentives, consisting of restricted stock, cash-settled restricted stock units, and long-term performance-based cash awards; and
•	matching and discretionary contributions under the Company’s Savings and Profit Sharing Plan.

The Compensation Committee structures executive total direct compensation to emphasize performance through the annual incentive program and long-term incentives including long-term performance-based cash awards.   The Compensation Committee believes that the compensation mix should strike a balance promoting long-term returns without motivating or rewarding excessive or inappropriate risk taking. The components of our compensation program and their purposes are summarized in the following chart:

		Compensation Element	Form	Purpose
Total Direct Compensation	Fixed	Base Salary	Cash	Competitive base salary that allows the Company to attract and retain executives
	Performance based	Annual Incentive Awards	Cash	Reward executives for annual performance against Company fiscal year business plan
	Performance based	Long-term Incentive Programs	Restricted Stock, Cash-Settled Restricted Stock Units and Long-term Performance-based Cash Awards	Promote the creation of long-term stockholder value and emphasize long term strategic objectives

2017 Compensation Program. In determining the total compensation to be awarded to executives in 2017, the Committee evaluated each executive’s overall performance in his respective position, as well as the Company’s overall financial performance. Key performance initiatives that were considered included reducing structural costs, improving cash position (including refinancing our debt and selling the Russia plant), expanding revenue growth to business segments beyond base ceramic, finding revenue streams without capital investment, leading in the market through technology, and maintaining employee morale.

Base Salary. Base salaries reflect demonstrated experience, skills, and competencies of our executive officers. The Compensation Committee reviews the competitiveness and appropriateness of base salaries as part of the annual performance review process. The Company believes that base salaries should remain competitive in order to attract and retain superior executives, particularly since the remaining elements of total compensation are subject to variability or at risk.

The base salaries of the Chief Executive Officer, the Chief Financial Officer and other executive officers are compared annually to base salaries of executives in similar positions in the aforementioned Market Data. The Compensation Committee targets the Company’s executive officers’ base salaries at the 50th percentile of the Market Data. Individual salaries are then set based on overall individual performance in the most recently completed twelve months. In addition, Mr. Kolstad’s base salary remains subject to the requirements set forth in his employment agreement.

The following table provides our NEOs’ base salaries in 2015, 2016 and 2017, as well as the changes thereto.  In 2016, our executive officers voluntarily reduced base salaries in response to challenging market conditions. In 2017, NEO base salaries were restored to pre-reduction levels and then increased to promote retention in light of industry conditions effective as of April 1, 2017.

Named Executive Officers	2015 Salary	2016 Salary	2017 Salary (effective April 1, 2017)
Kolstad	$800,000	$651,667	$850,000
Bautista	$350,000	$327,115	$370,000
Conkle	$385,000	$370,192	$425,000
Bakht	$300,000	$283,269	$315,000
Riffey	$270,000	$259,615	$290,000

Annual Incentives. Our annual incentive compensation program consists of performance-based cash incentives and is administered under the Amended and Restated 2014 CARBO Ceramics Inc. Omnibus Incentive Plan (together with the 2014 CARBO Ceramics Inc. Omnibus Incentive Plan, the “2014 Omnibus Plan”).  In 2017, we used a balanced scorecard of multiple performance measures, including EBITDA, industrial revenue growth, pounds of sand sold, and total revenue.

The Company granted annual performance-based awards with market-based target incentive levels for each executive officer ranging from 60 percent to 100 percent of base salary depending on position.  Specifically, Mr. Kolstad’s target award was 100 percent of base salary.  Messrs. Conkle and Bautista had a target award of 75 percent of base salary, and Mr. Riffey had a target award of 65 percent and Mr. Bakht had a target award of 60 percent of base salary.   Maximum payouts for the key objectives were capped at 200 percent of target payout and performance below threshold would not result in any payout. Performance at threshold would result in a 50 percent of target payout, and performance at target would result in a 100 percent payout. Payouts were interpolated on a straight-line basis for performance between threshold and target, and target and maximum.

The performance schedule for measures were as follows.

If performance is:	Then the performance percentage is	EBITDA(1) Weighted 50% of target award	Industrial Revenue Growth(2) Weighted 15% of target award	Pounds of Sand Sold(3) Weighted 15% of target award	Total Revenue(4) Weighted at 20% of target award
Below threshold		Less than	Less than	Less than	Less than
	0%	$(30,000,000)	$8,750,000	1,000,000,000 lbs	$150,000,000
At threshold	50%	$(30,000,000)	$8,750,000	1,000,000,000 lbs	$150,000,000
At target	100%	$(15,000,000)	$10,500,000	1,300,000,000 lbs	$185,000,000
At maximum	200%	$—	$14,000,000	1,800,000,000 lbs	$220,000,000

(1)

EBITDA is calculated as the sum of net income (loss), interest, income taxes, depreciation and amortization, as presented in the Company’s annual audited financial statements as filed with the SEC.  EBITDA was adjusted for loss on disposal or impairment of assets, loss on sale of the Russian proppant business, severance and other charges, loss on derivative instruments and lower of cost or market inventory adjustments.

(2)	Industrial Revenue Growth is calculated by comparing the total amount of industrial revenue for calendar year 2016 of $7 million with the total amount of industrial revenue for calendar year 2017.
(3)	Pounds of sand sold is calculated based on the total sand sales volume invoiced for calendar year 2017 and presented in the Company’s annual audited financial statements as filed with the SEC.
(4)	Total revenue is computed as the consolidated revenue presented in the Company’s annual audited financial statements as filed with the SEC.

After reviewing the Company’s performance with respect to these performance measures, the Compensation Committee determined the payout percentage for each metric and payout for each NEO under the annual performance-based cash award. In response to the ongoing challenging industry conditions, the Compensation Committee determined to withhold 30 percent of the earned 2017 bonus payout.  If the Company’s cash balance on September 30, 2018 is as planned, the amount withheld will be paid; if not, such withheld amounts will be forfeited.  The table below provides a summary of the bonus payouts for our executive officers.

Performance Criteria	2017 Actual Results	Performance Percentage	Weighting
EBITDA	$(49,432,000)	—	50%
Industrial Sales Growth	$10,406,596	97%	15%
Pounds of Sand Sold	2,190,000,000	200%	15%
Total Revenue	$188,756,000	110%	20%

NEO	Target Bonus	Total Weighted Payout Percentage	Total Earned	Paid in Q1 2018	Withheld Subject to 2018 Performance
Kolstad	$837,500	66.5%	$558,236	$390,765	$167,471
Bautista	$273,750	66.5%	$182,468	$127,728	$54,740
Conkle	$311,255	66.5%	$207,464	$145,225	$62,239
Bakht	$186,750	—	$—	$—	$—
Riffey	$185,250	66.5%	$123,478	$86,435	$37,044

Long-Term Incentives. Our long-term incentive program is designed to align the interests of our executives with stockholders and reward for the achievement of long-term goals. The Company strongly believes that this objective is achieved when executives are provided with an opportunity to acquire an equity interest in the Company through ownership of the Company’s Common Stock and when executives are incentivized for strategic long-term performance. The Company previously awarded long-term incentives under the CARBO Ceramics Inc. 2009 Omnibus Incentive Plan (the “2009 Omnibus Plan”) and upon its expiration, the Company adopted the 2014 Omnibus Plan.

We utilize restricted stock, cash-settled restricted stock units, and long-term performance-based cash awards as our long-term incentive vehicles. Restricted stock and cash-settled restricted stock units provide executives an ownership stake in the Company, encouraging sustained long-term performance and providing an important retention element to the Company’s executive compensation program. Long-term performance-based cash awards are used to reward performance of long-term strategic initiatives.  Long-term incentive grants are traditionally granted at the first Board of Directors meeting held shortly after the year-end close of the Company’s books. Long-term incentive awards are targeted at the 50th percentile of the Market Data, based upon prior year performance.  In 2017, long-term incentives were granted with 60 percent of the total award in restricted stock and cash-settled restricted stock units and 40 percent in long-term performance-based cash awards as described further below.

Restricted Stock and Cash-Settled Restricted Stock Units. Restricted stock and cash-settled restricted stock units are granted to executives with three-year ratable vesting and are generally forfeited as to unvested shares/units if the executive leaves the Company. To further enhance retention and encourage officers to retain ownership of Company stock, the restricted stock awards are subject to an additional two-year holding period after vesting. However, if an officer’s employment terminates prior to the end of such two-year period, the restricted stock awards will cease to be subject to transfer restrictions at the time of termination. In 2017, restricted stock awards represented approximately 20 percent of the CEO’s LTI mix and 45 percent of the other NEOs’ LTI mix; cash-settled restricted stock units represented approximately 40 percent of the CEO’s LTI mix and 15 percent of the other NEOs’ LTI mix.

Long-Term Performance-Based Cash Awards. Under the terms of the 2014 Omnibus Plan, the Committee may grant performance-based cash awards to our named executive officers which will be paid depending upon the achievement of certain pre-determined financial benchmarks measured over a specified performance period. Payments under such grants, if any, are paid at the end of the applicable performance period based upon the Company’s actual performance against the benchmarks during such period.

In 2017, the Committee granted long-term performance-based cash awards to the NEOs subject to a performance period beginning January 1, 2017, and ending on December 31, 2019. In order to further enhance pay and performance alignment, Relative Total Stockholder Return and New Technology Revenue were established as the performance metrics for these awards, each weighted 50 percent. Payments under the performance-based cash awards will be made after the end of the three-year performance period, subject to continued employment.

Relative Total Stockholder Return will be measured four times: three one-year periods, determining 75 percent of the award value, and one cumulative three-year period, determining the remaining 25 percent. CARBO total stockholder return will be compared against total stockholder return of companies that comprise the Similar Companies, OSX Index and S&P SmallCap 600 Oil & Gas Equipment & Services Index. Each comparison will be weighted 1/3rd. The Company believes comparing relative total stockholder return to the broad base of companies in our peer group, the OSX index and S&P SmallCap 600 Oil & Gas Equipment & Services Index provides a challenging metric.

Relative Total Stockholder Return will be calculated using the average 20 trading day stock price leading up to the beginning and end of each measurement period, in accordance with the following formula: (average ending price — average beginning price + dividends paid during measurement period (assuming reinvestment of dividends)) / average beginning price. Performance at the 25th percentile is required to receive any payout under the relative total shareholder return metric. Performance at the 25th percentile will pay 50 percent of target, performance at the 50th percentile will pay 100 percent of target, and performance at or above the 75th percentile will pay 200 percent of target. Payouts under the plan will not exceed 200 percent of target. Payouts will be interpolated on a straight-line basis for performance between the 25th and 50th percentile, and the 50th and 75th percentile.  Payment under these awards remains subject to continued vesting conditions through the remainder of the three-year performance period.

New Technology Revenue was selected as a performance measure given its strategic long-term importance to the Company. The Committee believes that these technologies are key to CARBO’s future success. New Technology Revenue recognized in accordance with GAAP will be measured once, at the end of the three-year performance period. Performance at threshold is required to receive any payout under the New Technology Revenue metric. Performance at threshold will pay 50 percent of target; performance at target will pay 100 percent of target, and performance at or above the maximum will pay 200 percent of target. Payouts under the plan will not exceed 200 percent of target. Payouts will be interpolated on a straight-line basis for performance between threshold and target, and target and maximum. The Committee has adopted measurable, rigorous performance targets that are achievable but challenge executives to drive business results that produce stockholder value.

2017 Award Performance. For the 2017 long-term performance-based cash awards described above, Relative Total Shareholder Return earned 200 percent of target for the 2017 one-year performance period. Performance was at the 78th rank percentile of Similar Companies, 100th rank percentile of the OSX Index and 78th rank percentile of the S&P SmallCap 600 Oil & Gas Equipment & Services Index. Payment related to any performance period will remain subject to the continued vesting conditions through the remainder of the three-year performance period.

2016 Award Performance. In 2016, the Committee granted long-term performance-based cash awards to named executive officers under the terms of the 2014 Omnibus Plan. Awards granted in 2016 are subject to a performance period beginning January 1, 2016, and ending on December 31, 2018.  Relative Total Stockholder Return (weighted 50 percent) and New Technology Revenue (weighted 50 percent) were established as the performance metrics for this award. Under the 2016 award, the Relative Total Stockholder Return metric earned 0 percent of the target for the 2016 one-year performance period and 200 percent of the target for the 2017 one-year performance period. Payments under the 2016 performance-based cash awards will be made after the end of the three-year performance period, subject to continued employment.

2015 Award Performance. In 2015, the Committee granted long-term performance-based cash awards to named executive officers under the terms of the 2014 Omnibus Plan. Awards granted in 2015 were subject to a performance period beginning January 1, 2015, and ending on December 31, 2017. Relative Total Stockholder Return (weighted 67 percent) and New Technology Revenue (weighted 33 percent) were established as the performance metrics for this award. Under the 2015 award, the Relative Total Stockholder Return metric earned 59 percent of the target for the 2015 one-year performance period, 0 percent of the target for 2016 one-year performance period, 200 percent for the 2017 one-year performance period, and 43 percent of the target award for the 2015-2017 three-year performance period. Under the New Technology Revenue metric, performance was below threshold and 0 percent of the target award was earned.  Accordingly, the 2015 long-term performance-based cash award resulted in payments to Messrs. Kolstad, Bautista, Conkle and Riffey of $314,633, $61,208, $72,337 and $44,515, respectively.

For more information regarding potential payouts to named executive officers under the grants of long term performance-based cash awards, see “Grants of Plan-Based Awards in the Fiscal Year 2017” and “Potential Termination and Change in Control Payments” below.

Other Compensation Items

Termination and Change in Control. Mr. Kolstad’s employment agreement provides for certain payments to be made in the event of his termination of employment both before and following a change in control. These provisions were part of the employment agreement negotiated with Mr. Kolstad in connection with his joining the Company. The Company believes that having these provisions in the employment agreement enables Mr. Kolstad to focus on the performance of his job by providing him with security in the event of certain terminations of employment or a change in control.

In March 2012, the Board authorized the Company to enter into a change in control severance agreement (each, a “CIC Agreement”) with Mr. Bautista. The Board authorized the Company to enter into CIC Agreements with Mr. Conkle upon his joining the Company in October 2012, and Mr. Riffey upon his appointment to Vice President — Manufacturing in May 2013, and Mr. Bakht upon his joining the Company in June 2015. For more information regarding these agreements, see “Potential Termination and Change in Control Payments” below. The restricted stock and cash-settled restricted stock units issued by the Company and long-term performance-based cash awards vest immediately upon a change in control of the Company. These vesting provisions are designed to preserve employee productivity during the potentially disruptive time prior to a change in control by assuring them of their opportunity to realize the value of their stock and any outstanding long-term performance-based cash awards.

Retirement. The Company does not provide retirement benefits to its executive officers other than pursuant to its tax-qualified Savings and Profit Sharing Plan available to all employees on the same terms.

Perquisites. The Company’s named executive officers are primarily compensated with cash and incentive awards and not perquisites. Perquisites provided to our named executive officers are usually limited to items such as payment or reimbursement for club dues and fees and education expenses.

Internal Revenue Code Section 162(m). The Company’s compensation programs were designed to permit the Company to deduct compensation expense under Section 162(m) of the Internal Revenue Code, which historically limited the tax deductibility of annual compensation paid to each named executive officer (other than the principal financial officer) to $1,000,000, unless the compensation qualified as “performance-based.” However, the Company reserved the right to pay compensation that did not qualify as “performance-based” from time to time. The ability to rely on this “performance-based” exception was eliminated in 2017 (other than in respect of arrangements entered into prior to November 2, 2017), and the limitation on deductibility generally was expanded to include all named executive officers.

Clawback Provisions. In the event of a restatement of incorrect financial results, the Compensation Committee will review all cash and equity performance-based awards that were paid to (i) executive officers (within the meaning of Rule 3b-7 of the Securities Exchange Act of 1934, as amended) and (ii) certain other members of senior management designated by the Compensation Committee for performance periods beginning after March 20, 2017 which occur during the restatement period. If any such incentive pay would have been lower had the level of achievement of applicable financial performance goals been calculated based on such restated financial results, the Compensation Committee will, if it determines appropriate in its sole discretion, to the extent permitted by governing law, require the reimbursement of the incremental portion of the incentive pay in excess of the incentive pay that would have been paid based on the restated financial results.

Risk Assessment. Reviews of potential risk associated with all of the components of the Company’s executive compensation program are conducted annually.  No material risks have been found. Specifically, our compensation is compared to market data, our annual and long-term cash incentives are based on multiple performance criteria, restricted stock and cash-settled restricted stock unit awards generally have a three-year vesting horizon and officers are required to hold any shares received two years after vesting, and a significant portion of executive pay is tied to Company performance over a three-year period.

Executive Holding Requirements. Executive officers are required to hold their restricted shares for an additional two years after vesting.  Because of the cyclical nature of our industry and our fluctuating stock price, the Company does not require that a minimum number of shares be held.  Our executive team has held the vast majority of all shares awarded to them, and sold very few shares during their tenures.

Stock Trading Policy. Directors and executive officers are prohibited from engaging in short term or speculative trading of the Company’s stock. The Company’s Securities Trading Policy includes an anti-hedging provision, specifically, no insider or employee may engage in short-term trading in the Company’s securities.  In addition, speculative transactions in Company securities, such as short sales and purchases or put or call options, are prohibited.

Summary Compensation Table

The following table sets forth information concerning (i) annual compensation paid during fiscal years ended December 31, 2015, 2016 and 2017 to the Company’s Chief Executive Officer and Chief Financial Officer, (ii) annual compensation during such periods for the Company’s two most highly compensated executive officers, other than the Chief Executive Officer and Chief Financial Officer, who were serving as executive officers as of December 31, 2017, and (iii) one additional individual for whom disclosure would have been provided pursuant to the SEC disclosure requirements but for the fact that he was not serving as an executive officer of the Company as of December 31, 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Gary A. Kolstad	2017	837,500	—	1,469,995	—	1,235,055	—	19,450	(4)	3,562,000
President and	2016	651,667	—	925,500	—	243,199	—	18,797		1,839,163
Chief Executive Officer	2015	800,000	400,000	1,688,000	—	61,468	—	18,797		2,968,265
Ernesto Bautista, III	2017	365,000	—	363,003	—	297,978	—	19,450	(4)	1,045,431
Vice President and	2016	327,115	—	363,000	—	79,800	—	18,797		788,712
Chief Financial Officer	2015	350,000	140,000	483,950	—	11,958	—	18,797		1,004,705
Don P. Conkle	2017	415,000	—	450,007	—	349,930	—	8,100	(5)	1,223,037
Vice President of	2016	370,192	—	429,006	—	87,780	—	7,950		894,928
Marketing and Sales	2015	385,000	140,000	572,063	—	14,132	—	7,950		1,119,145
John R. Bakht (7)	2017	141,818	—	240,000	—	—	—	19,622	(6)	401,440
Vice President,	2016	283,269	—	240,001	—	54,720	—	7,950		585,940
General Counsel, Secretary and	2015	175,000	100,000	899,996	—	—	—	4,500		1,179,496
Chief Compliance Officer
Roger L. Riffey	2017	285,000	—	263,999	—	210,253	—	8,100	(5)	767,352
Vice President,	2016	259,615	—	264,008	—	53,352	—	7,950		584,925
Manufacturing	2015	270,000	105,000	351,948	—	8,697	—	7,950		743,595

(1)	The amounts disclosed in 2015 represent discretionary cash awards granted by the Compensation Committee.
(2)

The amounts shown do not reflect compensation actually received by the named executive officer. Rather, amounts set forth in the Stock Awards column represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718 for financial statement reporting purposes in fiscal year 2017 by the Company with respect to restricted stock awards and cash-settled restricted stock units. A discussion of the assumptions used in this valuation with respect to awards made in fiscal year 2017 may be found in Note 10 to the Company’s financial statements contained in the Company’s Annual Report on Form 10-K for 2017. A discussion of the assumptions used in this valuation with respect to awards made in fiscal years prior to fiscal year 2017 may be found in the corresponding sections of the Company’s financial statements and accompanying footnotes for the fiscal year in which the award was made. Dividends are paid on shares of restricted stock at the same rate, and at the same time, that dividends are paid to stockholders of the Company.  The Company does not expect to pay dividends for the foreseeable future.

(3)

The amounts disclosed for 2017 (i) represent the portion of the annual performance-based cash awards earned in 2017 and paid in the first quarter of 2018, (ii) represent the portions of the 2015 grant of long term performance-based cash awards (x) earned in 2017 and (y) earned for the year 2017 and the three year period, 2015-2017, and (iii) represent the portions of the 2016 and 2017 long-term performance-based cash awards earned in 2017.

(4)	The amounts disclosed for Mr. Kolstad and Mr. Bautista include (i) contributions under the Company’s Savings and Profit Sharing Plan of $8,100 and (ii) reimbursement of club dues.
(5)	The amounts disclosed for Messrs. Conkle and Riffey represent contributions under the Company’s Savings and Profit Sharing Plan.
(6)	The amount disclosed for Mr. Bakht represent contributions under the Company’s Savings and Profit Sharing Plan of $6,296 and vacation payout of $13,326.
(7)	Mr. Bakht was appointed Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer in June 2015. Mr. Bakht resigned from the Company in June 2017.

Grants of Plan-Based Awards in Fiscal Year 2017

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)	Units (#)	Options (#)	Awards ($/Sh)	Awards ($)(3)
Gary A. Kolstad	1/16/17	$418,750	$837,500	$1,675,000	(1)	—	—	—	142,718	—	—	$1,469,995
President and		$490,000	$980,000	$1,960,000	(2)
Chief Executive Officer
Ernesto Bautista, III	1/16/17	$136,875	$273,750	$547,500	(1)	—	—	—	35,243	—	—	$363,003
Vice President and		$121,000	$242,000	$484,000	(2)
Chief Financial Officer
Don P. Conkle	1/16/17	$155,625	$311,250	$622,500	(1)	—	—	—	43,690	—	—	$450,007
Vice President of		$150,000	$300,000	$600,000	(2)
Marketing and Sales
John R. Bakht	1/16/17	$93,375	$186,750	$373,500	(1)	—	—	—	23,301	—	—	$240,000
Vice President,		$80,000	$160,000	$320,000	(2)
General Counsel, Secretary and
Chief Compliance Officer
Roger L. Riffey	1/16/17	$95,625	$185,250	$370,500	(1)	—	—	—	25,631	—	—	$263,999
Vice President,		$88,000	$176,000	$352,000	(2)
Manufacturing

(1)

This row reflects the possible payments under the annual incentive performance-based cash awards based upon performance against Company metrics.  The threshold and target amounts reflected in the table are based solely on amounts that may be earned under such awards at threshold, target and maximum performance for each performance measure in the aggregate.  See “Compensation Discussion and Analysis — Annual Incentives” above.

(2)	Amounts represent potential amounts payable related to the three-year performance-based cash awards granted in 2017. See “Compensation Discussion and Analysis — Long-term Incentives” above.
(3)

Amounts shown do not reflect compensation actually received by the named executive officer. Rather, amounts set forth in the stock award column represent the grant date fair value of awards computed in accordance with FASB ASC Topic 718 for financial statement reporting purposes in fiscal year 2017 by the Company with respect to restricted stock awards and cash-settled restricted stock units.

Employment Agreement

Kolstad Employment Agreement. The Company entered into an employment agreement with Gary A. Kolstad, dated May 10, 2006, which was amended and restated effective as of March 16, 2016, pursuant to which Mr. Kolstad is employed as President and Chief Executive Officer of the Company.  Mr. Kolstad’s agreement was further amended in March 2017 to increase his base salary to $850,000 effective as of April 1, 2017, and to provide for a revised incentive award formula starting in 2017. The agreement currently runs through December 31, 2018, with automatic extensions for successive one-year periods unless written notice of an election not to extend is given by either party, or unless the Company or Mr. Kolstad terminates his employment earlier. The Company annually reviews Mr. Kolstad’s annual base salary based on a variety of factors, including the base salary range for Chief Executive Officers of the Similar Companies. The employment agreement gives the Company the right to increase Mr. Kolstad’s annual base salary, but does not expressly permit for it to be decreased. Mr. Kolstad is eligible to receive an incentive award for each fiscal year as described in the agreement. Mr. Kolstad is entitled to four weeks of paid vacation per year, subject to the Company’s applicable policies. Mr. Kolstad shall be reimbursed for all reasonable, ordinary and necessary expenses incurred in the performance of his duties, provided he accounts to the Company for such expenses. Mr. Kolstad shall also be entitled to such benefits and perquisites as are generally made available to officers of the Company. For more information regarding Mr. Kolstad’s employment agreement, see “Potential Termination and Change in Control Payments” below.

The following table sets forth information regarding outstanding equity awards held by the Company’s named executive officers as of December 31, 2017.

Outstanding Equity Awards at End of Fiscal Year 2017

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un- exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gary A. Kolstad,	—	—	—	—	—	192,719	1,961,879	—	—
President and Chief Executive Officer
Ernesto Bautista, III	—	—	—	—	—	53,096	540,517	—	—
Vice President and Chief Financial Officer
Don P. Conkle	—	—	—	—	—	64,791	659,572	—	—
Vice President of Marketing and Sales
John R. Bakht	—	—	—	—	—	—	—	—	—
Vice President, General Counsel, Secretary and Chief Compliance Officer
Roger L. Riffey	—	—	—	—	—	38,615	393,101	—	—
Vice President, Manufacturing

(1)

Pursuant to grants made under the 2014 Omnibus Plan, one third of the shares or cash-settled restricted stock units, as applicable, subject to each award vest on the first occurrence of February 1 following each of the first three anniversaries of the grant date. Additional information concerning the vesting schedule for these awards is as follows:

	Shares/Units Vested in February 2018	Shares/Units to Vest in February 2019	Shares/Units to Vest in February 2020
Mr. Kolstad	February 1, 2018 – 80,906	February 1, 2019 – 64,240	February 1, 2020 – 47,573
Mr. Bautista	February 1, 2018 – 23,063	February 1, 2019 – 18,285	February 1, 2020 – 11,748
Mr. Conkle	February 1, 2018 – 27,937	February 1, 2019 – 22,290	February 1, 2020 – 14,564
Mr. Riffey	February 1, 2018 – 16,772	February 1, 2019– 13,299	February 1, 2020 – 8,544

(2)	Market Value is computed by multiplying the closing market price of the Company’s stock at the end of fiscal year 2017 of $10.18 by the number of shares subject to the award.

The following table sets forth information regarding equity awards held by the Company’s named executive officers that were exercised or that vested during fiscal year 2017.

Option Exercises and Stock Vested in Fiscal Year 2017

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gary A. Kolstad	—	—	39,572	566,275
President and Chief Executive Officer
Ernesto Bautista, III	—	—	12,949	185,300
Vice President and Chief Financial Officer
Don P. Conkle,	—	—	17,186	235,248
Vice President of Marketing and Sales
John R. Bakht,	—	—	11,353	117,182
Vice President, General Counsel, Secretary and
Chief Compliance Officer
Roger Riffey,	—	—	9,418	134,772
Vice President, Manufacturing

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding the Company’s equity compensation plans as of December 31, 2017:

Plan Category	A. Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	B. Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	C. Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
Equity compensation plans approved by security holders	—	$—	759,326	(1)
Equity compensation plans not approved by security holders	—	—	0
Total	—	$—	759,326	(1)

(1)	Represents shares available for issuance under the Amended and Restated 2014 Omnibus Plan as of December 31, 2017.

POTENTIAL TERMINATION AND CHANGE IN CONTROL PAYMENTS

The following tables set forth the estimated value of payments and benefits that the Company’s named executive officers serving as of December 31, 2017 would be entitled to receive assuming certain terminations of employment and/or assuming a change in control of the Company, in each case occurring on December 31, 2017 and using the closing market price of the Common Stock at the end of fiscal year 2017 of $10.18.

Gary A. Kolstad

Triggering Event	Cash-Out Value of Equity-Based Awards that Vest as a Result of a Triggering Event ($)	Cash-Out Value of Cash-Based Awards that Vest as a Result of a Triggering Event ($)		Value of Salary Continuation ($)
Termination of Employment
Prior to a Change In Control without Cause	—	2,126,612	(1)	1,700,000
After a Change In Control without Cause or for Good Reason	—	243,199		1,700,000
Retirement	—	—		—
Disability	1,961,879	3,823,988		—
Death	1,961,879	3,823,988		—
Voluntary Termination	—	—		—
Change in Control	1,961,879	2,709,155		—

(1)

Represents (i) 2017 bonus based on actual performance and (ii) accelerated payout under long term performance-based cash awards based on performance as of December 31, 2017 in regards to Total Stockholder Return and assuming payout at target for New Technology Revenue.

Ernesto Bautista, III

Triggering Event	Cash-Out Value of Equity-Based Awards that Vest as a Result of a Triggering Event ($)	Cash-Out Value of Cash-Based Awards that Vest as a Result of a Triggering Event ($)		Value of Salary Continuation ($)
Termination of Employment
Prior to a Change In Control without Cause	—	343,138	(1)	—
After a Change In Control without Cause or for Good Reason	—	79,780		740,000
Retirement	—	—		—
Disability	540,517	878,750		—
Death	540,517	878,750		—
Voluntary Termination	—	—		—
Change in Control	540,517	636,750		—

(1)

Represents accelerated payout under long term performance-based cash awards based on performance as of December 31, 2017 in regards to Total Stockholder Return and assuming payout at target for New Technology Revenue.

Don P. Conkle

Triggering Event	Cash-Out Value of Equity-Based Awards that Vest as a Result of a Triggering Event ($)	Cash-Out Value of Cash-Based Awards that Vest as a Result of a Triggering Event ($)		Value of Salary Continuation ($)
Termination of Employment
Prior to a Change In Control without Cause	—	387,027	(1)	—
After a Change In Control without Cause or for Good Reason	—	87,780		850,000
Retirement	—	—		—
Disability	659,572	1,040,250		—
Death	659,572	1,040,250		—
Voluntary Termination	—	—		—
Change in Control	659,572	744,917		—

(1)

Represents accelerated payout under long term performance-based cash awards based on performance as of December 31, 2017 in regards to Total Stockholder Return and assuming payout at Target for New Technology Revenue.

Roger Riffey

Triggering Event	Cash-Out Value of Equity-Based Awards that Vest as a Result of a Triggering Event ($)	Cash-Out Value of Cash-Based Awards that Vest as a Result of a Triggering Event ($)		Value of Salary Continuation ($)
Termination of Employment
Prior to a Change In Control without Cause	—	249,555	(1)	—
After a Change In Control without Cause or for Good Reason	—	53,352		580,000
Retirement	—	—		—
Disability	393,101	625,250		—
Death	393,101	625,250		—
Voluntary Termination	—	—		—
Change in Control	393,101	449,250		—

(1)

Represents accelerated payout under long term performance-based cash awards based on performance as of December 31, 2017 in regards to Total Stockholder Return and assuming payout at target for New Technology Revenue.

Kolstad Employment Agreement. In the event that Mr. Kolstad’s employment is terminated due to disability or death, Mr. Kolstad, or his estate, shall be entitled to receive (i) all earned but unpaid base salary, (ii) payment for all earned but unused vacation time, and (iii) reimbursement for business expenses incurred prior to the date of termination (together, the “Accrued Obligations”). He, or his estate, shall also receive a pro-rated bonus based on the bonus he would have received for the year in which his employment terminated had his employment continued. If the Company terminates Mr. Kolstad’s employment for Cause, he shall only be entitled to receive the Accrued Obligations. In the event the Company terminates Mr. Kolstad’s employment without Cause, he shall be entitled to receive (i) the Accrued Obligations, (ii) a pro-rated bonus based on the bonus he would have received for the year in which his employment terminated had his employment continued and (iii) contingent upon his execution of a general release of claims against the Company, an amount equal to two times his base salary. The Accrued Obligations, pro-rated bonus and a portion of the base salary payment would be paid in a lump sum, and the remaining portion of the base salary payment would be paid over an 18 month period. Notwithstanding the foregoing, in the event Mr. Kolstad’s employment is terminated by the Company without Cause or by him for Good Reason, and in either case, during the one-year period following a change in control of the Company, he shall be entitled to receive (i) the Accrued Obligations, (ii) a pro-rated bonus based on the bonus he received in the year prior to his termination of employment and (iii) an amount equal to two times his base salary. In this instance, the

Accrued Obligations and a portion of the bonus and base salary payment would be paid in a lump sum, with the remaining portion of the bonus and base salary payment to be paid over an 18 month period.

In Mr. Kolstad’s employment agreement, “Cause” is defined as (i) any material violation by Mr. Kolstad of the agreement; (ii) any failure by Mr. Kolstad to substantially perform his duties thereunder; (iii) any act or omission involving dishonesty, fraud, willful misconduct or gross negligence on the part of Mr. Kolstad that is or may be materially injurious to the Company; and (iv) commission of any felony or other crime involving moral turpitude.

“Good Reason” is defined as, without Mr. Kolstad’s express written consent, the occurrence of any one or more of the following: (i) the assignment of Mr. Kolstad to duties materially inconsistent with his authorities, duties, responsibilities and status (including offices, titles and reporting requirements) as an officer of the Company, or a reduction or alteration in the nature or status of his authorities, duties or responsibilities from those in effect immediately prior to a change in control, including a failure to reelect him to, or a removal of him from, any office of the Company that he held immediately prior to a change in control; or (ii) the Company’s requiring Mr. Kolstad to be based at a location more than 50 miles from Houston, Texas, except for required travel on the Company’s business to an extent substantially consistent with his business obligations immediately prior to a change in control; or (iii) the Company materially breaches the agreement or any other written agreement with Mr. Kolstad; or (iv) a material reduction in his level of participation in any of the Company’s welfare benefit, retirement or other employee benefit plans, policies, practices or arrangements in which he participates as of the date of the change in control. The Company is entitled to written notice and a 30 day cure period for any event that may constitute Good Reason.

Mr. Kolstad is subject to a covenant not to compete for a period of two years following the termination of his employment with the Company. He is also subject to standard covenants not to solicit employees and not to solicit clients for a period of one year following a termination.

2009 Omnibus Plan and 2014 Omnibus Plan (the “Omnibus Plans”). All named executive officers are participants in the Omnibus Plans and continue to hold unvested awards of restricted stock and cash-settled restricted stock units. Each restricted stock and cash-settled restricted stock unit award agreement under the Omnibus Plans specifies the consequences with respect to such award upon any termination of employment. The applicable award agreements for the unvested awards of restricted stock and cash-settled restricted stock units made under the Omnibus Plans provide that unvested awards shall immediately vest upon a change in control or a termination of employment resulting from death or disability. For awards made prior to January 2014, the applicable award agreements provide that upon a termination of employment due to death, disability or Retirement, unvested awards of restricted stock that otherwise would vest one year following termination of employment vest on their scheduled date and any unvested awards scheduled to vest more than one year following the date of termination are forfeited. “Retirement” is defined as a participant’s voluntary termination of employment or service on the Board of Directors (with the approval of the Board of Directors) at or after age 62. None of the named executive officers is currently eligible for Retirement. In January 2014, the terms of the applicable award agreements were amended to allow for full vesting of unvested awards in the event of termination resulting from death or disability. Additionally, the agreements for all restricted stock and cash-settled restricted stock unit awards granted during or after January 2014 do not provide for any accelerated vesting upon a termination of employment due to retirement.

The applicable award agreements for the unvested long-term cash performance-based awards made under the 2014 Omnibus Plan provide that upon a change in control, the unvested awards shall vest and be settled as to the target value of the award on a pro rata basis as of the date of such event. Upon separation of service due to death or disability, the unvested awards shall vest and be settled as to the target value of the award as of the date of such event. Upon separation of service due to Retirement, the unvested awards shall vest as of the date of such separation from service and will then be settled at the time they would have been had there been no separation from service and in an amount based on actual performance. Upon termination of employment for cause, all outstanding awards, whether vested or unvested, shall terminate automatically and be forfeited. Upon terminations of employment without cause, the unvested awards shall vest and be settled as to a portion of the award based on Relative Total Stockholder Return and New Technology Revenue achievement in performance years ending on or prior to the date of termination as of the date of such event.  In the event of any other termination of employment, as originally granted, all unvested awards shall be automatically forfeited.

Annual Performance-based Cash Awards. Since 2016, all executive officers, including Mr. Kolstad, have been and are eligible for incentive payments under the annual performance-based cash awards pursuant to the 2014 Omnibus Plan. The annual performance-based cash awards provide that upon a change in control, the unvested awards shall vest and be settled as to the target value of the award on a pro rata basis as of the date of such event. Upon separation of service due to death or disability, the unvested awards shall vest and be settled as to the target value of the award as of the date of such event. Upon separation of service due to Retirement, the unvested awards shall vest as of the date of such separation from service and will then be settled at the time they would have been had there been no separation from service and in an amount based on actual performance. Upon termination of employment for cause, all outstanding awards, whether vested or unvested, shall terminate automatically and be forfeited. In the event of any other termination of employment, as originally granted, all unvested awards shall automatically be forfeited.  In addition, Mr. Kolstad’s employment agreement and the CIC Agreements of the other named executive officers provide for a pro-rated bonus upon certain terminations of employment.

Change in Control Severance Agreements. In March 2012, the Board of Directors authorized the Company to enter into a CIC Agreement with Mr. Bautista. Mr. Conkle, pursuant to Board authorization, entered into a CIC Agreement upon joining the Company in October 2012. Upon his appointment as Vice President — Manufacturing and pursuant to Board authorization, Mr. Riffey signed a CIC Agreement in May 2013 and Mr. Bahkt, upon his joining the Company in June 2015. Each CIC Agreement provides that in the event the executive’s employment is terminated by the Company without Cause or by him for Good Reason during the one-year period following a change in control of the Company, he shall be entitled to receive (i) accrued obligations (such as base salary earned through the date of termination and reimbursement for incurred expenses), (ii) a pro-rated bonus based on the bonus he received in the year prior to his termination of employment and (iii) an amount equal to two times his base salary. The accrued obligations and a portion of the bonus and base salary payment would be paid in a lump sum, with the remaining portion of the bonus and base salary payment to be paid over an 18 month period. The CIC Agreements are based on the change of control severance provisions utilized in Mr. Kolstad’s employment agreement, and contain definitions of “Cause” and “Good Reason” that are substantially the same as those that appear in such employment agreement. Neither Mr. Kolstad’s employment agreement nor the CIC Agreements provide for a “tax gross-up” reimbursement payment to the executive for taxes which they may owe as a result of receipt of any such payments.

Pay Ratio

Our Compensation Committee reviewed the internal pay ratio between the CEO’s total compensation and the median annual total compensation of all employees (excluding the CEO).  We identified the “Median Employee” by taking the annual total compensation of all full-time, part-time and seasonal employees employed by us on October 31, 2017.  The Company excluded all non-U.S. employees from the calculation.  These non-U.S. employees constituted 2.4% of our total employee population, which consisted of 8 individuals from Russia, 1 individual from the UAE and 1 individual from Canada.  Our employee population, after taking into consideration these adjustments, and excluding the CEO, consisted of approximately 412 individuals. Included in our definition of compensation was regular base wages, overtime, sick pay, vacation pay, holiday pay, funeral pay, retroactive pay, manager bonuses, field bonuses and commissions.  We annualized full-time and part-time employees’ actual year-to-date compensation through October 31, 2017 to provide our best estimate of the employee’s annual wages.  Part-time employees’ pay through October 31, 2017 was annualized assuming their reduced schedules.  Due to having an even number of employees, we selected the median employee who had worked a full twelve months in 2017.  Our CEO had an annual total compensation of $3,562,000, and our Median Employee had annual total compensation of $82,101; therefore, our CEO’s annual total compensation is 43.4 times that of the median annual total compensation of all of our employees.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with management and, based on the Compensation Committee’s review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The report of the Compensation Committee is not “solicitation material” and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

CARBO Ceramics Inc. Compensation Committee

H. E. Lentz, Jr., Chairman Sigmund L. Cornelius Chad C. Deaton Randy L. Limbacher William C. Morris

March 19, 2018

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s Directors, executive officers and persons who are beneficial owners of more than 10 percent of the Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of shares of Common Stock beneficially owned by them. Directors, executive officers and beneficial owners of more than 10 percent of the Common Stock are also required to furnish the Company with copies of all Section 16(a) reports that they file with the SEC. To the Company’s knowledge, no Director, executive officer or other greater than 10 percent beneficial owner of the Common Stock failed to timely file with the SEC one or more required reports on Form 3, 4 or 5, during 2017, other than (i) Wilks Brothers, LLC, which filed a late Form 4 in respect of eight transactions, (ii) Roger Riffey, who filed a late Form 4 in respect of a single transaction, and (iii) Gary Kolstad, Ernesto Bautista III, Don Conkle and Roger Riffey, who each filed a late Form 4/A in respect of a single transaction.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee met nine times during 2017. The Audit Committee reviewed with management and the independent registered public accounting firm the interim financial information included in the March 31, June 30 and September 30, 2017 Quarterly Reports on Form 10-Q prior to their filing with the SEC. In addition, the Audit Committee reviewed all earnings releases with management and the Company’s independent registered public accounting firm prior to their release.

Consistent with the applicable requirements of the Public Company Accounting Oversight Board, the Company’s independent registered public accounting firm provided the Audit Committee a written statement describing all the relationships between it and the Company that might bear on its independence. The Audit Committee also discussed and reviewed with the Company’s independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 1301 (Communications with Audit Committees), which supersedes Statement on Auditing Standards No. 61.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviews and discusses with management the audited financial statements in the Company’s Annual Report on Form 10-K, including a discussion of the acceptability and quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the acceptability and quality of the Company’s accounting principles and such other matters appropriate for discussion with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accounting firm its independence from management and the Company and considered the compatibility of non-audit services with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for filing with the SEC. The Audit Committee also approved, subject to stockholders’ ratification, the selection of the Company’s independent registered public accounting firm.

This report of the Audit Committee is not “solicitation material” and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

CARBO Ceramics Inc. Audit Committee

Sigmund L. Cornelius, Chairman Chad C. Deaton H. E. Lentz, Jr. Randy L. Limbacher

March 19, 2018

RATIFICATION OF APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM (PROPOSAL NO. 2)

Subject to ratification by the stockholders, the Audit Committee of the Board of Directors has reappointed Ernst & Young as the Company’s independent registered public accounting firm to audit the financial statements of the Company for 2018. Ernst & Young has acted as the Company’s independent registered public accounting firm since its formation in 1987. Representatives of the firm of Ernst & Young are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit Fees. Ernst & Young’s fees were $648,500 in 2017 and $820,430 in 2016.  In 2017, fees related primarily to the Company’s annual audit and review of interim financial statements, as well as work in conjunction with the Company’s adoption of ASC 606, Revenue from Contracts with Customers, work performed relating to the Company’s new debt agreement, procedures related to impairment charges for the Millen facility, and work surrounding the sale of CARBO Eurasia.  In 2016, fees related primarily to the Company’s annual audit and review of interim financial statements, work surrounding a comfort letter and consents related to the Company’s ATM program and related registration statement.

Audit-Related Fees. Ernst & Young’s fees for audit-related services were $8,000 in 2017 and $3,500 in 2016. Audit-related services for 2017 primarily include fees required to issue a consent in relation to the Company’s S-8 filing and 2016 primarily include fees for providing assistance associated with SEC comment letters.

Tax Fees. Ernst & Young’s fees for tax services were $16,134 in 2017 and $11,540 in 2016. Tax services primarily involve assistance with tax return compliance and consultations regarding foreign tax jurisdictions.

All Other Fees. Ernst & Young did not provide any other products and services in 2017 and 2016 and consequently there were no other fees.

Under the Audit Committee’s Pre-Approval Procedures for Audit and permitted Non-Audit Services, the Chairman of the Audit Committee is allowed to pre-approve audit and non-audit services if such services will commence prior to the next regularly scheduled meeting of the Audit Committee and where the cost of such services in the aggregate will not exceed $105,000. The Audit Committee is then informed of such pre-approval at its next meeting. For 2017 and 2016, there were no non-audit related services approved in this manner.

The Audit Committee and the Board of Directors recommend the stockholders vote “FOR” such ratification.

APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

(PROPOSAL NO. 3)

The Company is seeking an advisory vote on executive compensation from stockholders, commonly known as the say-on-pay vote, as required by Section 14A of the Exchange Act. The advisory vote on executive compensation is an annual non-binding vote to approve the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this Proxy Statement.

As described more fully in the Compensation Discussion and Analysis section of this proxy statement, the Company’s compensation policy is designed to attract and retain superior management personnel and to ensure that executive compensation aligns management’s overall goals and objectives for improving profitability and enhancing stockholder value with those of stockholders. The program seeks to align executive compensation with stockholder value on an annual and long-term basis through a combination of base pay, annual cash incentives, and equity and cash long-term incentives. The annual cash component was based upon achievement under a mix of Company performance measures.  In addition, long-term incentive awards are comprised of restricted stock awards, cash-settled restricted stock unit awards and long-term cash awards based on specified measures of Company performance over a three-year period. The Company also has programs in place to align executive compensation with stockholder interests and mitigate risks in its plans, such as stock retention guidelines and limited perquisites.

The Board strongly endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as described in this proxy statement under “Compensation of Executive Officers”, including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained in this proxy statement.

The Board of Directors recommend that the stockholders vote “FOR” the resolution above and approval of the compensation of the named executive officers as disclosed in this proxy statement.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is the intention of each of the persons named in the proxy to vote in accordance with his judgment on such matters.

. MMMMMMMMMMMM CARBO CERAMICS INC. IMPORTANT ANNUAL MEETING INFORMATION 000004 000000000.000000 ext 000000000.000000 ext C123456789MMMMMMMMMMMMMMM MMMMMMMMMENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by11:59 p.m., Eastern Time, on May 21, 2018. Vote by Internet • Go to www.investorvote.com/CRR • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Annual Meeting Proxy Card 1234 5678 9012 345 • IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTIONS ARE INDICATED, WILL BE VOTED FOR THE NOMINEES AND FOR PROPOSALS 2 AND 3. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. +1. To elect six Directors. The Board of Directors recommends a vote FOR the nominees. 01 - Sigmund L. Cornelius 02 - Chad C. Deaton 03 - Gary A. Kolstad 04 - H.E. Lentz, Jr. 05 - Randy L. Limbacher 06 - William C. Morris Mark here to vote Mark here to WITHHOLD For All EXCEPT - To withhold authority to vote for any FOR all nominees vote from all nominees nominee(s), write the name(s) of such nominee(s) below. For Against Abstain For Against Abstain 2. Proposal to ratify the appointment of Ernst & Young LLP, 3. Proposal to approve, by advisory vote, the compensation of certified public accountants, as the Company’s independent the named executive officers. registered public accounting firm for the fiscal year ending December 31, 2018. 4. In their discretion, to vote upon such other business as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the nominees and FOR proposals 2 and 3. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE C 1234567890 J N T 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1UPX 3717891 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM + 02SHVC

. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2017 Annual Report to Stockholders are available at: http://www.carboannualmeeting.com • IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • + Proxy — CARBO CERAMICS INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CARBO CERAMICS INC. The undersigned hereby appoints Gary A. Kolstad, Robert J. Willette, Ernesto Bautista, III, or any one of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of CARBO Ceramics Inc., held of record by the undersigned on March 19, 2018, at the Annual Meeting of Stockholders to be held on May 22, 2018, or any adjournment or continuation thereof. (Continued and to be marked, dated and signed, on the other side) Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. +